Exhibit 99

Marriott Drive
Marriott International, Inc.	Washington, D.C. 20058
Corporate Headquarters	(301) 380-7770
NEWS

CONTACT:	Tom Marder
(301) 380-2553
thomas.marder@marriott.com

MARRIOTT INTERNATIONAL REPORTS STRONG 2007 FIRST QUARTER EARNINGS; OUTSTANDING HOUSE PROFIT MARGINS DRIVE INCENTIVE FEES

•

Worldwide systemwide comparable revenue per available room (REVPAR) rose 6.6 percent for the fiscal quarter ended March 23; For the calendar quarter ended March 31, worldwide systemwide comparable REVPAR increased 7.6 percent;

•	House profit margins for worldwide company-operated comparable properties rose approximately 160 basis points, driving incentive management fees up 20 percent;

•	Combined base, franchise and incentive fee revenue totaled $296 million, up 10 percent over 2006 first quarter;

•	Approximately 4,800 rooms opened during the quarter, including 1,100 rooms outside the United States. Nearly 20 percent of total hotel room openings were conversions from competitor brands;

•	The company’s worldwide pipeline of hotels under construction, awaiting conversion or approved for development totaled over 100,000 rooms;

•	Marriott repurchased 9.5 million shares of the company’s common stock for $451 million during the first quarter.

WASHINGTON, D.C. – April 19, 2007 – Marriott International, Inc. (NYSE:MAR) today reported adjusted diluted earnings per share from continuing operations (EPS) of $0.40 in the first quarter of 2007, up 5 percent from the first quarter 2006 adjusted EPS. Adjusted EPS excludes the results of the company’s synthetic fuel business. The company’s EPS guidance for the first quarter 2007, disclosed on February 8, 2007, totaled $0.35 to $0.39 and similarly excluded the results of the company’s synthetic fuel business.

Reported income from continuing operations was $182 million in the first quarter of 2007 and $170 million in the year ago quarter. Reported EPS from continuing operations was $0.44 in the first quarter of 2007 and $0.39 in the first quarter of 2006. The company’s synthetic fuel business contributed approximately $18 million after-tax ($0.04 per share) to 2007 first quarter earnings and $3 million after-tax ($0.01 per share) to 2006 first quarter earnings.

J.W. Marriott, Jr., Marriott International Chairman and Chief Executive Officer, said, “Our company posted solid performance in the first quarter of 2007. Business travel remains strong worldwide, and in the United States, lodging demand was particularly robust in Manhattan, Miami and Orlando. Across the globe, Mumbai, Moscow and Dubai performed exceptionally well, reflecting surging economies in those markets. In the quarter, we leveraged good REVPAR growth into excellent profit improvement. Worldwide house profit margins increased 160 basis points, exceeding 38 percent. Increasingly profitable hotels drove our incentive fees to over $70 million, up 20 percent versus the 2006 first quarter.

“Owners and franchisees continue to prefer Marriott brands which results in more hotels flying our flags around the world. Today, we have 106,000 rooms open outside the U.S. and another 27,000 in our international pipeline of rooms under development.

“We remain committed to delivering outstanding profit growth and maximizing total shareholder returns. Over the past 5 years, we have repurchased 167 million shares for approximately $5 billion and 44 million shares for $1.8 billion in the last 12 months alone.

“Our success over the past 80 years is rooted in our values and culture. With a proven business model, strong management team and the best associates in the industry, we look forward to decades more of industry leadership.”

In the 2007 first quarter (12 week period from December 30, 2006 to March 23, 2007), REVPAR for the company’s comparable worldwide systemwide properties increased 6.6 percent (6.0 percent using constant dollars). Average daily rates increased 8.3 percent (7.6 percent using constant dollars). Calendar quarter REVPAR for the company’s comparable worldwide systemwide properties increased 7.6 percent (6.6 percent using constant dollars).

In North America, company-operated comparable REVPAR rose 5.2 percent for the fiscal quarter ended March 23, 2007. REVPAR for company-operated Marriott Hotels located in downtown markets increased 9.1 percent.

Calendar quarter REVPAR for worldwide company-operated comparable properties increased 8.9 percent (7.3 percent using constant dollars). Calendar quarter REVPAR for North American company-operated comparable full-service properties increased 6.7 percent.

REVPAR growth was strong across international markets, including Cairo where the Marriott hotel recently completed extensive renovations and in Cancun, where the hotels reopened in mid 2006. In the first quarter, international systemwide comparable REVPAR increased 16.2 percent (11.1 percent using constant dollars), including a 13.8 percent increase in average daily rate and a 1.4 percentage point increase in occupancy. Economic growth and an expanding middle class contributed to strong REVPAR growth in India and China. Demand was also strong in the Caribbean, Eastern Europe and France.

The company added 35 hotels and timeshare resorts (4,783 rooms) to its worldwide lodging portfolio during the first quarter of 2007. Fifteen properties (3,054 rooms) exited the system, including nine first generation Fairfield Inn properties (1,129 rooms). Four of the hotels (871 rooms) added to the system in the first quarter were conversions from competitor brands, including a 200 room hotel in Visalia, California and a 300 room property in Colorado Springs, Colorado. Twenty-four percent of the hotel room additions are in international locations, including the 300 room Renaissance in Wuhan, China and the 175 room Sharq Village & Spa in Doha, Qatar, managed by The Ritz-Carlton. At quarter-end, the company had 2,868 lodging properties (517,202 rooms) open. The company had over 100,000 rooms in its worldwide pipeline of hotel rooms under construction, awaiting conversion or approved for development and expects to open approximately 30,000 rooms (gross) in 2007.

MARRIOTT REVENUES totaled $2.9 billion in the 2007 first quarter, a 7 percent increase from the same period in 2006. Base management and franchise fees rose 8 percent primarily due to higher REVPAR and unit growth. In the 2006 first quarter, the company recognized base fees of

$5 million that were calculated based on prior period results, but not earned and due until the first quarter of 2006. Incentive management fees climbed 20 percent as a result of solid REVPAR growth and the robust property-level house profit margins.

House profit margins for North American comparable company-operated properties increased 170 basis points during the quarter, while house profit margins for worldwide company-operated properties grew 160 basis points. Favorable room rates and continued productivity improvements drove property-level margins.

Owned, leased, corporate housing and other revenue declined slightly to $250 million, largely due to the sale of properties that were owned in the year ago quarter. In addition, an ongoing property renovation at one owned hotel also constrained performance.

Timeshare sales and services revenue increased 21 percent in the first quarter of 2007, primarily driven by the 2006 contract sales at the company’s Maui resort which were not reportable in the prior year. In addition, several other projects reached higher reportability thresholds in the quarter.

Timeshare sales and services revenue, net of direct expenses, totaled $57 million, exceeding the $45 million to $50 million expected for the quarter. The outperformance was attributable to the favorable mix of financially reportable sales which resulted in better than expected development profits, especially at the company’s projects located in Hawaii, St. Kitts and St. Thomas.

Contract sales for the company’s timeshare, fractional and whole ownership projects, including sales made by joint venture projects, grew 5 percent in the first quarter. The increase reflected sales at fractional and whole ownership projects in Hawaii and San Francisco and a new timeshare resort in St. Kitts, which began sales in the third quarter of 2006.

GENERAL, ADMINISTRATIVE and OTHER expenses decreased slightly to $147 million in the 2007 first quarter, benefiting from $9 million associated with the reversal of reserves established several years ago that are no longer required.

SYNTHETIC FUEL operations contributed $18 million ($0.04 per share) of after-tax earnings in the first quarter of 2007, compared to $3 million ($0.01 per share) in the year ago quarter. Higher synthetic fuel earnings reflected increased production levels, partially offset by a $6 million mark-to-market expense associated with oil price hedges (recorded as an offset to interest income). Given the level of oil prices during the quarter, the synthetic fuel earnings for the 2007 first quarter do not reflect a provision for an estimated phase-out of 2007 tax credits. The 2006 first quarter results assumed an estimated 20 percent phase-out of the 2006 tax credits due to higher average oil prices during the quarter. Excluding the impact of the synthetic fuel business, the company’s tax rate would have been 34.4 percent for the first quarter.

GAINS AND OTHER INCOME totaled $35 million in the first quarter (excluding $12 million of expenses related to synthetic fuel) and included gains of $2 million from the sale of real estate, $9 million of gains associated with forgiveness of debt, $3 million of preferred returns from several joint venture investments, an $11 million gain on the sale of a stock investment, and a $10 million gain on the sale of the company’s interest in a joint venture. Prior year gains of $38 million (excluding $4 million of expenses related to synthetic fuel) included $7 million of gains from the sale of real estate, $25 million from the redemption of preferred stock in a joint venture, $5 million of preferred returns and a $1 million gain on the sale of a note.

INTEREST EXPENSE totaled $33 million in the first quarter, up $6 million over the 2006 first quarter, primarily due to higher interest rates and higher average borrowings, including senior debt issued in the second quarter of 2006.

INTEREST INCOME decreased $8 million to $3 million, primarily driven by loan repayments since the 2006 first quarter and a $6 million mark-to-market expense associated with oil price hedges for the synthetic fuel operations.

BALANCE SHEET

At the end of first quarter 2007, total debt was $2,418 million and cash balances totaled $124 million, compared to $1,833 million in debt and $193 million of cash at the end of 2006. The company repurchased 9.5 million shares of common stock in the first quarter of 2007 at a cost of $451 million. The remaining share repurchase authorization, as of March 23, 2007, totaled approximately 24.7 million shares.

OUTLOOK

REVPAR growth strengthened in February and March and the company expects solid growth for the remainder of the year, particularly from international markets and U.S. full-service hotels in urban markets. However, given the weaker year-over-year growth in January, coupled with more modest REVPAR growth in the limited service hotels, the company believes comparable North American REVPAR will increase 6 to 8 percent in 2007. The company expects comparable worldwide REVPAR to increase 7 to 9 percent. With continued focus on property-level cost efficiencies, the company anticipates that North American house profit margins will improve 150 to 200 basis points in 2007, exceeding house profit margins reported in the peak year of 2000. Assuming approximately 30,000 new room openings (gross), the company expects total fee revenue of $1,390 million to $1,410 million, an increase of 14 to 15 percent.

The company is currently producing synthetic fuel at four facilities and has hedge agreements to minimize operating losses that could occur if there is a sustained material increase in oil prices in 2007. Given the risk created by the volatility in oil prices, the company’s overall 2007 earnings guidance does not include earnings from the synthetic fuel business. Under the applicable section of the Internal Revenue Code, tax credits will not be available for synthetic fuel produced after 2007.

The company expects timeshare interval sales and services revenue, net of direct expenses, will total $330 million to $340 million in 2007. Contract sales are expected to increase approximately 5 to 10 percent in 2007, as the company expects strong contract sales to continue in Hawaii, St. Kitts and San Francisco. The company plans to sell timeshare mortgage notes in the second and fourth quarters. For the full year, gains on the sale of those notes, which are included in timeshare sales and services revenue, are expected to be approximately $75 million.

The company expects gains and other income to total approximately $60 million in 2007, compared to $74 million in 2006, excluding the impact of the synthetic fuel business.

Assuming roughly $1.5 billion of share repurchases during the year, the company believes that net interest expense will range from $120 million to $130 million for the full year.

In the second quarter of 2007, the company expects REVPAR for all comparable North American properties to grow towards the lower end of the 6 to 8 percent range, with property-level house profit margin growth of 125 to 175 basis points.

Under the above assumptions, the company currently estimates the following results for the second quarter and full year 2007:

	2nd Quarter 2007	Full Year 2007

Total fee revenue	$355 million to $365 million	$1,390 million to $1,410 million

Owned, leased, corporate housing and other, net of direct expenses	Approx. $45 million	$165 million to $175 million

Timeshare sales and services, net of direct expenses[1]	$105 million to $110 million	$330 million to $340 million

General, administrative & other expense	Approx. $170 million	$690 million to $700 million

Lodging operating income	$335 million to $350 million	$1,185 million to $1,235 million

Gains (excluding synthetic fuel)[2]	$10 million to $15 million	Approx. $60 million

Net interest expense[3]	Approx. $30 million	$120 million to $130 million

Equity in earnings/(losses)	$0 to $5 million	$10 million to $20 million

Earnings per share from synthetic fuel	No guidance	No guidance

Earnings per share excluding synthetic fuel	$0.51 to $0.55	$1.84 to $1.94

Effective tax rate excluding synthetic fuel	34.5 percent	34.5 percent

[1]	Assumes timeshare mortgage note sale gains of $40 million in second quarter 2007 and $75 million for full year 2007
[2]	Excludes timeshare mortgage note sale gains
[3]	Net of interest income, and assuming roughly $1.5 billion of share repurchases

The company expects investment spending in 2007 to total $1.1 billion to $1.2 billion, including $60 million for maintenance capital spending, $600 million to $650 million for capital expenditures and acquisitions, $210 million to $250 million for timeshare development, $30 million to $40 million in new mezzanine financing and mortgage loans for hotels developed by owners and franchisees, and approximately $200 million in equity and other investments (including timeshare equity investments).

Marriott International, Inc. (NYSE:MAR) will conduct its quarterly earnings review for the investment community and news media on Thursday, April 19, 2007 at 10 a.m. Eastern Time (ET). The conference call will be webcast simultaneously via Marriott’s investor relations Web site at http://www.marriott.com/investor, click the “Recent Investor News” tab and click on the quarterly conference call link. A replay will be available at that same website until May 19, 2007. The webcast will also be available as a podcast from the same site.

The telephone dial-in number for the conference call is 719-234-0008. A telephone replay of the conference call will also be available by telephone from 1 p.m. ET, Thursday, April 19, 2007 until 8 p.m. ET, Thursday, April 26, 2007. To access the replay, call 719-457-0820. The reservation number for the recording is 5694290.

Note: This press release contains “forward-looking statements” within the meaning of federal securities laws, including REVPAR, profit margin and earnings trends; statements concerning the number of lodging properties we expect to add in the future; our expected investment spending; and similar statements concerning anticipated future events and expectations that are not historical facts. We caution you that these statements are not guarantees of future performance and are subject to numerous risks and uncertainties, including the duration and extent of growth in the economy and the lodging industry; supply and demand changes for hotel rooms, vacation ownership, condominiums, and corporate housing; competitive conditions in the lodging industry; relationships with clients and property owners; the availability of capital to finance hotel growth and refurbishment; and other risk factors identified in our most recent annual report on Form 10-K; any of which could cause actual results to differ materially from those expressed in or implied by the statements herein. These statements are made as of the date of this press release, and we undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

MARRIOTT INTERNATIONAL, INC. (NYSE:MAR) is a leading lodging company with nearly 2,900 lodging properties in the United States and 67 other countries and territories. Marriott International operates and franchises hotels under the Marriott, JW Marriott, The Ritz-Carlton, Renaissance, Residence Inn, Courtyard, TownePlace Suites, Fairfield Inn, SpringHill Suites and Bulgari brand names; develops and operates vacation ownership resorts under the Marriott Vacation Club, Horizons, The Ritz-Carlton Club and Grand Residences by Marriott brands; operates Marriott Executive Apartments; provides furnished corporate housing through its Marriott ExecuStay division; and operates conference centers. Marriott is also in the synthetic fuel business. The company is headquartered in Washington, D.C., and had approximately 151,000 employees at 2006 year-end. It is ranked as the lodging industry’s most admired company and one of the best places to work for by FORTUNE®. The company is also a 2006 U.S. Environmental Protection Agency (EPA) ENERGY STAR® Partner. In fiscal year 2006, Marriott International reported sales from continuing operations of $12.2 billion. For more information or reservations, please visit our Web site at www.marriott.com.

IRPR#1

Tables follow

MARRIOTT INTERNATIONAL, INC.

CONSOLIDATED STATEMENT OF INCOME

(in millions, except per share amounts)

	Twelve Weeks Ended		Percent Better/ (Worse)
	March 23, 2007	March 24, 2006
REVENUES
Base management fees	$134	$127	6
Franchise fees	91	82	11
Incentive management fees	71	59	20
Owned, leased, corporate housing and other revenue [1]	250	254	(2)
Timeshare sales and services [2]	369	306	21
Cost reimbursements [3]	1,921	1,820	6
Synthetic fuel	68	57	19

Total Revenues	2,904	2,705	7

OPERATING COSTS AND EXPENSES
Owned, leased and corporate housing—direct [4]	219	208	(5)
Timeshare—direct	312	240	(30)
Reimbursed costs	1,921	1,820	(6)
General, administrative and other [5]	147	150	2
Synthetic fuel	104	84	(24)

Total Expenses	2,703	2,502	(8)

OPERATING INCOME	201	203	(1)

Gains and other income (expense) [6]	23	34	(32)
Interest expense	(33)	(27)	(22)
Interest income	3	11	(73)
(Provision for) reversal of loan losses	—	2	(100)
Equity in earnings (losses) [7]	2	(3)	167

INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES AND MINORITY INTEREST	196	220	(11)
Provision for income taxes	(14)	(56)	75
Minority interest	—	6	(100)

INCOME FROM CONTINUING OPERATIONS	182	170	7
Cumulative effect of change in accounting principle, net of tax [8]	—	(109)	100

NET INCOME	$182	$61	198

EARNINGS PER SHARE—Basic
Earnings from continuing operations	$0.47	$0.41	15
Losses from cumulative effect of change in accounting principle	—	(0.26)	100

Earnings per share	$0.47	$0.15	213

EARNINGS PER SHARE—Diluted
Earnings from continuing operations	$0.44	$0.39	13
Losses from cumulative effect of change in accounting principle	—	(0.25)	100

Earnings per share	$0.44	$0.14	214

Basic Shares	388.1	411.6
Diluted Shares	411.3	441.0

[1]	Owned, leased, corporate housing and other revenue includes revenue from the properties we own or lease, revenue from our corporate housing business, land rent income and other revenue.
[2]

Timeshare sales and services includes total timeshare revenue except for base fees, cost reimbursements, real estate gains and joint venture earnings. Timeshare sales and services includes gains on the sale of timeshare note receivable securitizations.

[3]	Cost reimbursements include reimbursements from lodging properties for Marriott funded operating expenses.
[4]

Owned, leased and corporate housing—direct expenses include operating expenses related to our owned or leased hotels, including lease payments, pre-opening expenses and depreciation, plus expenses related to our corporate housing business.

[5]	General, administrative and other expenses include the overhead costs allocated to our lodging business segments and our corporate overhead costs and general expenses.
[6]

Gains and other income (expense) includes gains and losses on the sale of real estate, gains on note sales or repayments (except timeshare note securitizations gains), gains and losses on the sale of joint ventures, income from cost method joint ventures and net earn-out payments associated with our synthetic fuel operations.

[7]	Equity in earnings (losses) includes our equity in earnings (losses) of unconsolidated equity method joint ventures.
[8]

Cumulative effect of change in accounting principle, net of tax is associated with the adoption, in the 2006 first quarter, of Statement of Position 04-2, “Accounting for Real Estate Time-sharing Transactions” which was issued by the American Institute of Certified Public Accountants.

MARRIOTT INTERNATIONAL, INC.

BUSINESS SEGMENTS

(in millions)

	Twelve Weeks Ended		Percent Better/ (Worse)
	March 23, 2007	March 24, 2006
REVENUES

North American Full-Service	$1,244	$1,219	2
North American Limited-Service	463	452	2
International	331	275	20
Luxury	339	331	2
Timeshare	443	356	24

Total lodging [1]	2,820	2,633	7
Synthetic Fuel	68	57	19
Other unallocated corporate	16	15	7

Total	$2,904	$2,705	7

INCOME FROM CONTINUING OPERATIONS

North American Full-Service	$114	$137	(17)
North American Limited-Service	87	72	21
International	50	43	16
Luxury	11	18	(39)
Timeshare	44	51	(14)

Total lodging financial results [1]	306	321	(5)
Synthetic Fuel (after-tax)	18	3	500
Other unallocated corporate	(32)	(55)	42
Interest income, provision for loan losses and interest expense (excluding Synthetic Fuel)	(24)	(14)	(71)
Income taxes (excluding Synthetic Fuel)	(86)	(85)	(1)

Total	$182	$170	7

[1]

We consider lodging revenues and lodging financial results to be meaningful indicators of our performance because they measure our growth in profitability as a lodging company and enable investors to compare the sales and results of our lodging operations to those of other lodging companies.

MARRIOTT INTERNATIONAL, INC.

Total Lodging Products [1]
	Number of Properties			Number of Rooms/Suites
Brand	March 23, 2007	March 24, 2006	vs. March 24, 2006	March 23, 2007	March 24, 2006	vs. March 24, 2006
Domestic Full-Service
Marriott Hotels & Resorts	341	337	4	136,290	134,708	1,582
Renaissance Hotels & Resorts	65	68	(3)	24,372	25,779	(1,407)

Domestic Limited-Service
Courtyard	657	627	30	92,219	88,180	4,039
Fairfield Inn	508	519	(11)	45,226	47,362	(2,136)
SpringHill Suites	156	141	15	18,160	16,520	1,640
Residence Inn	504	479	25	60,056	57,162	2,894
TownePlace Suites	123	122	1	12,366	12,304	62

International
Marriott Hotels & Resorts	178	178	—	51,872	51,302	570
Renaissance Hotels & Resorts	73	69	4	23,488	22,610	878
Courtyard	82	72	10	14,148	12,661	1,487
Fairfield Inn	6	5	1	640	559	81
SpringHill Suites	1	1	—	124	124	—
Residence Inn	17	17	—	2,313	2,240	73
Marriott Executive Apartments	19	17	2	3,099	2,852	247
Ramada	2	2	—	332	332	—

Luxury
The Ritz-Carlton—Domestic	34	35	(1)	11,343	11,616	(273)
The Ritz-Carlton—International	27	25	2	7,992	7,766	226
Bulgari Hotels & Resorts	2	1	1	117	58	59
The Ritz-Carlton Residential	15	—	15	1,424	—	1,424

Timeshare [2]
Marriott Vacation Club	45	44	1	10,534	9,542	992
The Ritz-Carlton Club—Fractional	7	4	3	388	292	96
The Ritz-Carlton Club—Residential	2	—	2	79	—	79
Grand Residences by Marriott—Fractional	2	2	—	248	313	(65)
Horizons by Marriott Vacation Club	2	2	—	372	328	44

Total	2,868	2,767	101	517,202	504,610	12,592

Number of Timeshare Interval, Fractional and Whole Ownership Resorts[2]
	Total[3]	In Active Sales
100% Company-Developed
Marriott Vacation Club	44	23
The Ritz-Carlton Club	3	2
Grand Residences by Marriott	2	3
Horizons by Marriott Vacation Club	2	2

Joint Ventures
Marriott Vacation Club	1	1
The Ritz-Carlton Club	6	4

Total	58	35

[1]	Total Lodging Products excludes the 1,909 and 1,992 corporate housing rental units as of March 23, 2007 and March 24, 2006, respectively.
[2]	Includes products in active sales which may not be ready for occupancy.
[3]	Includes resorts that are in active sales and those that are sold out. Residential properties are captured once they possess a certificate of occupancy.

MARRIOTT INTERNATIONAL, INC.

Key Lodging Statistics

Comparable Company-Operated North American Properties

	Twelve Weeks Ended March 23, 2007 and March 24, 2006
	REVPAR		Occupancy			Average Daily Rate
Brand	2007	vs. 2006	2007	vs. 2006		2007	vs. 2006
Marriott Hotels & Resorts	$120.13	6.2%	68.4%	0.1	% pts.	$175.52	6.0%
Renaissance Hotels & Resorts	$116.02	4.1%	70.5%	-1.2	% pts.	$164.65	6.0%
Composite North American Full-Service[1]	$119.53	5.9%	68.7%	-0.1	% pts.	$173.89	6.0%
The Ritz-Carlton [2]	$245.02	8.2%	70.5%	-1.0	% pts.	$347.34	9.8%
Composite North American Full-Service & Luxury[3]	$128.31	6.2%	68.9%	-0.1	% pts.	$186.33	6.4%
Residence Inn	$90.70	1.4%	73.0%	-3.5	% pts.	$124.22	6.3%
Courtyard	$84.96	3.9%	66.0%	-2.1	% pts.	$128.72	7.3%
TownePlace Suites	$59.19	6.1%	68.8%	-3.4	% pts.	$86.02	11.3%
SpringHill Suites	$71.88	3.5%	65.6%	-2.4	% pts.	$109.56	7.2%
Composite North American Limited-Service[4]	$84.18	3.3%	68.1%	-2.6	% pts.	$123.67	7.2%
Composite—North American [5]	$108.06	5.2%	68.5%	-1.3	% pts.	$157.75	7.1%

Comparable Systemwide North American Properties

	Twelve Weeks Ended March 23, 2007 and March 24, 2006
	REVPAR		Occupancy			Average Daily Rate
Brand	2007	vs. 2006	2007	vs. 2006		2007	vs. 2006
Marriott Hotels & Resorts	$108.75	5.4%	67.1%	-0.6	% pts.	$161.97	6.3%
Renaissance Hotels & Resorts	$105.88	4.6%	68.8%	-1.1	% pts.	$153.86	6.3%
Composite North American Full-Service[1]	$108.33	5.3%	67.4%	-0.7	% pts.	$160.77	6.3%
The Ritz-Carlton [2]	$245.02	8.2%	70.5%	-1.0	% pts.	$347.34	9.8%
Composite North American Full-Service & Luxury[3]	$113.92	5.5%	67.5%	-0.7	% pts.	$168.73	6.6%
Residence Inn	$90.15	4.0%	74.3%	-2.5	% pts.	$121.40	7.6%
Courtyard	$83.61	4.9%	67.5%	-1.5	% pts.	$123.82	7.2%
Fairfield Inn	$55.13	5.5%	64.4%	-1.4	% pts.	$85.59	7.9%
TownePlace Suites	$60.36	4.9%	68.9%	-3.9	% pts.	$87.58	10.8%
SpringHill Suites	$73.32	5.2%	69.0%	-1.6	% pts.	$106.30	7.6%
Composite North American Limited-Service[4]	$77.52	4.7%	68.9%	-1.9	% pts.	$112.59	7.6%
Composite—North American [5]	$91.45	5.1%	68.3%	-1.4	% pts.	$133.82	7.3%

[1]	Includes the Marriott Hotels & Resorts and Renaissance Hotels & Resorts brands.
[2]	Statistics for The Ritz-Carlton are for January and February.
[3]	Includes the Marriott Hotels & Resorts, Renaissance Hotels & Resorts and The Ritz-Carlton brands.
[4]	Includes the Courtyard, Residence Inn, TownePlace Suites, Fairfield Inn and SpringHill Suites brands.
[5]	Includes the Marriott Hotels & Resorts, Renaissance Hotels & Resorts, The Ritz-Carlton, Residence Inn, Courtyard, Fairfield Inn, TownePlace Suites, and SpringHill Suites brands.

MARRIOTT INTERNATIONAL, INC.

Key Lodging Statistics

Comparable Company-Operated International Properties 1

	Two Months Ended February 28, 2007 and February 28, 2006
	REVPAR		Occupancy		Average Daily Rate
Region	2007	vs. 2006	2007	vs. 2006	2007	vs. 2006
Caribbean & Latin America	$140.20	11.7%	76.8%	1.4% pts.	$182.53	9.7%
Continental Europe	$95.96	10.4%	62.5%	2.0% pts.	$153.57	6.8%
United Kingdom	$133.06	6.2%	71.2%	2.1% pts.	$186.95	3.1%
Middle East & Africa	$100.54	21.3%	69.8%	5.7% pts.	$144.09	11.4%
Asia Pacific[2]	$104.66	10.7%	71.5%	-1.0% pts.	$146.35	12.3%

Regional Composite[3]	$112.99	10.2%	69.6%	1.1% pts.	$162.41	8.4%

International Luxury[4]	$200.44	11.7%	68.9%	3.8%pts.	$290.95	5.5%

Total International[5]	$121.89	10.5%	69.5%	1.4%pts.	$175.38	8.3%

Worldwide[6]	$111.05	6.4%	68.7%	-0.7%pts.	$161.60	7.4%

Comparable Systemwide International Properties 1

	Two Months Ended February 28, 2007 and February 28, 2006
	REVPAR		Occupancy		Average Daily Rate
Region	2007	vs. 2006	2007	vs. 2006	2007	vs. 2006
Caribbean & Latin America	$126.16	16.9%	72.9%	2.5% pts.	$173.10	13.0%
Continental Europe	$92.75	10.8%	59.9%	1.2% pts.	$154.76	8.5%
United Kingdom	$130.85	6.5%	70.5%	2.2% pts.	$185.64	3.1%
Middle East & Africa	$96.72	20.7%	67.8%	5.1% pts.	$142.71	11.6%
Asia Pacific[2]	$104.17	9.9%	71.5%	-0.3% pts.	$145.64	10.3%

Regional Composite[3]	$108.58	10.9%	67.9%	1.2% pts.	$159.97	8.9%

International Luxury[4]	$200.44	11.7%	68.9%	3.8% pts.	$290.95	5.5%

Total International[5]	$116.23	11.1%	68.0%	1.4% pts.	$171.04	8.8%

Worldwide[6]	$94.47	6.0%	68.3%	-1.1% pts.	$138.34	7.6%

[1]

International financial results are reported on a period basis, while International statistics are reported on a monthly basis. Statistics are in constant dollars for January and February. Excludes North America (except for Worldwide).

[2]	Does not include Hawaii.
[3]	Regional information includes the Marriott Hotels & Resorts, Renaissance Hotels & Resorts and Courtyard brands. Includes Hawaii.
[4]	International Luxury includes The Ritz-Carlton properties outside of North America and Bulgari Hotels & Resorts.
[5]	Includes Regional Composite, The Ritz-Carlton International and Bulgari Hotels & Resorts brands.
[6]

Includes international statistics for the two calendar months ended February 28, 2007 and February 28, 2006, and North American statistics for the twelve weeks ended March 23, 2007 and March 24, 2006. Includes the Marriott Hotels & Resorts, The Ritz-Carlton, Bulgari Hotels & Resorts, Renaissance Hotels & Resorts, Residence Inn, Courtyard, TownePlace Suites, Fairfield Inn and SpringHill Suites brands.

MARRIOTT INTERNATIONAL, INC.

TIMESHARE SEGMENT

(in millions)

Segment Results
	First Quarter 2007	First Quarter 2006	Percent Better/(Worse)
Base fees revenue	$10	$8	25
Timeshare sales and services revenue, net of direct expense	57	66	(14)
Joint venture equity income (loss)	—	(1)	100
General, administrative and other expense	(23)	(22)	(5)

Segment results	$44	$51	(14)

Sales and Services Revenue
	First Quarter 2007	First Quarter 2006	Percent Better/(Worse)
Development	$264	$215	23
Services	76	69	10
Financing	23	19	21
Other revenue	6	3	100

Sales and services revenue	$369	$306	21

Contract Sales
	First Quarter 2007	First Quarter 2006	Percent Better/(Worse)
Company:
Timeshare	$275	$288	(5)
Fractional	9	8	13
Whole-Ownership	—	2	(100)

Total company	284	298	(5)
Joint ventures:
Timeshare	8	6	33
Fractional	18	1	1,700
Whole-Ownership	16	5	220

Total joint ventures	42	12	250

Total contract sales, including joint ventures	$326	$310	5

MARRIOTT INTERNATIONAL, INC.

Non-GAAP Financial Measures

In our press release and schedules, and related conference call, we report certain financial measures that are not prescribed or authorized by United States generally accepted accounting principles (“GAAP”). We discuss management’s reasons for reporting these non-GAAP measures below, and the tables on the following pages reconcile the most directly comparable GAAP measures to the non-GAAP measures (identified by a double asterisk on the following pages) that we refer to in our press release. Although management evaluates and presents these non-GAAP measures for the reasons described below, please be aware that these non-GAAP measures are not alternatives to revenue, operating income, income from continuing operations, net income, earnings per share or any other comparable operating measure prescribed by GAAP. In addition, these non-GAAP financial measures may be calculated and/or presented differently than measures with the same or similar names that are reported by other companies, and as a result, the non-GAAP measures we report may not be comparable to those reported by others.

Synthetic Fuel. We do not consider the Synthetic Fuel segment to be related to our core business, which is lodging. In addition, management expects the Synthetic Fuel segment will no longer have a material impact on our business after the end of 2007, when the Internal Revenue Code provision which provides for synthetic fuel tax credits expires. Accordingly, our management evaluates non-GAAP measures which exclude the impact of our Synthetic Fuel segment because those measures allow for period-over-period comparisons of our on-going core lodging operations. In addition, these non-GAAP measures facilitate management’s comparison of our results with the results of other lodging companies.

Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) and Adjusted EBITDA. Our management considers earnings before interest, taxes, depreciation and amortization to be an indicator of operating performance because it can be used to measure our ability to service debt, fund capital expenditures, and expand our business. For the reasons noted above in the “Synthetic Fuel” caption, our management also evaluates Adjusted EBITDA which excludes Synthetic Fuel.

MARRIOTT INTERNATIONAL, INC.

Non-GAAP Financial Measure Reconciliation

Measures that Exclude Synthetic Fuel

(in millions, except per share amounts)

							Percent Better/ (Worse) Excluding Synthetic Fuel
	First Quarter 2007			First Quarter 2006
	As Reported	Synthetic Fuel Impact	Excluding Synthetic Fuel**	As Reported	Synthetic Fuel Impact	Excluding Synthetic Fuel**
Operating income (loss)	$201	$(36)	$237	$203	$(27)	$230	3
Gains and other income (expense)	23	(12)	35	34	(4)	38	(8)
Interest income, provision for loan losses and interest expense	(30)	(6)	(24)	(14)	—	(14)	(71)
Equity in earnings (losses)	2	—	2	(3)	—	(3)	167

Income (losses) from continuing operations before income taxes and minority interest	196	(54)	250	220	(31)	251	—

Tax (provision) benefit	(67)	19	(86)	(77)	8	(85)	(1)
Tax credits	53	53	—	21	21	—	—

Total tax (provision) benefit	(14)	72	(86)	(56)	29	(85)	(1)

Minority interest	—	—	—	6	5	1	(100)

Income from continuing operations	$182	$18	$164	$170	$3	$167	(2)

Diluted shares	411.3	411.3	411.3	441.0	441.0	441.0

Earnings per share from continuing operations—diluted	$0.44	$0.04	$0.40	$0.39	$0.01	$0.38	5

Tax rate	7.1%		34.4%	25.5%		33.9%

**	Denotes Non-GAAP financial measures.

MARRIOTT INTERNATIONAL, INC.

Non-GAAP Financial Measure

EBITDA and Adjusted EBITDA

(in millions)

Fiscal Year 2007
First Quarter
Net income	$182
Interest expense	33
Tax provision (benefit)	14
Depreciation	39
Amortization	7
Less: Depreciation reimbursed by third-party owners	(4)
Interest expense from unconsolidated joint ventures	5
Depreciation and amortization from unconsolidated joint ventures	6

EBITDA**	282

Synthetic Fuel adjustment	52

Adjusted EBITDA**	$334

Increase (Decrease) over 2006 Adjusted EBITDA	3%

The following items make up the Synthetic Fuel adjustment:
Pre-tax Synthetic Fuel operating losses (income)	$54
Pre-tax minority interest—Synthetic Fuel	—
Synthetic Fuel depreciation	(2)

EBITDA adjustment for Synthetic Fuel	$52

	Fiscal Year 2006
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Total
Net income	$61	$186	$141	$220	$608
Cumulative effect of change in accounting principle	173	—	—	—	173
Interest expense	27	30	29	38	124
Tax provision	56	85	82	63	286
Tax benefit from cumulative effect of change in accounting principle	(64)	—	—	—	(64)
Depreciation	34	34	36	51	155
Amortization	6	8	8	11	33
Less: Depreciation reimbursed by third-party owners	(4)	(4)	(4)	(6)	(18)
Interest expense from unconsolidated joint ventures	5	6	5	7	23
Depreciation and amortization from unconsolidated joint ventures	6	7	7	9	29

EBITDA**	300	352	304	393	1,349

Synthetic Fuel adjustment	24	11	(4)	44	75

Adjusted EBITDA**	$324	$363	$300	$437	$1,424

The following items make up the Synthetic Fuel adjustment:
Pre-tax Synthetic Fuel operating losses (income)	$31	$13	$(2)	$53	$95
Pre-tax minority interest—Synthetic Fuel	(5)	—	—	(1)	(6)
Synthetic Fuel depreciation	(2)	(2)	(2)	(8)	(14)

EBITDA adjustment for Synthetic Fuel	$24	$11	$(4)	$44	$75

**	Denotes non-GAAP financial measures.